As filed with the Securities and Exchange Commission on May 3, 2019

Registration No. 333‑230195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM S‑3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AquaVenture Holdings Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	4941	98-1312953
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

‑8636
c/o Conyers Corporate Services (BVI) Limited Commerce House, Wickhams Cay 1 P.O. Box 3140 Road Town British Virgin Islands VG1110 (813) 855‑8636	Anthony Ibarguen c/o Conyers Corporate Services (BVI) Limited Commerce House, Wickhams Cay 1 P.O. Box 3140 Road Town British Virgin Islands VG1110 (813) 855‑8636
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark H. Burnett, Esq.

Michael J. Minahan, Esq.
Gregg L. Katz, Esq.

Goodwin Procter LLP

100 Northern Ave.

Boston, Massachusetts 02210

(617) 570‑1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (5)
Ordinary Shares
Preferred Shares
Debt Securities
Warrants
Units (6)
Total			$250,000,000	$30,300

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may be sold from time to time at indeterminate prices, with the maximum aggregate offering price of all securities sold pursuant to this registration statement not to exceed $250,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. Any separate consideration received for securities that are issuable upon exercise, conversion, or exchange of other securities or that are issued in units is included in, and subject to, the maximum aggregate offering price of all securities sold pursuant to this registration statement of $250,000,000.The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.D. of Form S‑3 under the Securities Act of 1933.

(2)	The proposed maximum offering price per unit is not applicable in that these securities are not issued in predetermined amounts or units.
(3)

The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.D. of Form S 3 under the Securities Act of 1933.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this Registration Statement exceed $250,000,000.

(5)

A fee of $30,300 was previously paid on March 11, 2019. Subject to the maximum aggregate offering price of all securities sold hereunder set forth above, there is being registered hereunder an indeterminate number of ordinary shares as may from time to time be sold at indeterminate prices hereunder, and an indeterminate number of ordinary shares as may from time to time be issued upon conversion of convertible securities and upon exercise of warrants, which may be sold hereunder.

(6)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AquaVenture Holdings Limited (the “Company”) is filing this Amendment No. 2 to our Registration Statement on Form S-3 (File No. 333-230195) for the sole purpose of (i) filing Exhibits 5.1 and 5.2 with the U.S. Securities and Exchange Commission and (ii) updating the Legal Matters section to read as follows:

LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with the validity of the securities being offered by this prospectus and other legal matters will be passed upon for us by Conyers Dill & Pearman. Certain legal matters with respect to United States law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Index
5.1	Opinion of Conyers Dill & Pearman

5.2	Opinion of Goodwin Procter LLP

24.1	Powers of Attorney (filed on the signature pages to AquaVenture Holdings Limited’s Form S-3 filed on March 11, 2019) (SEC File No. 333-230195)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the Island of Tortola, British Virgin Islands, on May 3, 2019.

AquaVenture Holdings Limited

By:	/s/ Anthony Ibarguen
Anthony Ibarguen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 3, 2019.

Signature	Title

/s/ Anthony Ibarguen	Chief Executive Officer, President and Director
Anthony Ibarguen	(Principal Executive Officer)

/s/ *	Chief Financial Officer, Treasurer and Secretary
Lee S. Muller	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board
Douglas R. Brown

/s/ *	Director
Evan Lovell

/s/ *	Director
Hugh Evans

/s/ *	Director
Paul Hanrahan

/s/ *	Director
Debra Coy

/s/ *	Director
Cyril Meduña

/s/ *	Director
Richard Reilly

/s/ *	Director
David Lincoln

*
*By:	/s/ Anthony Ibarguen
Anthony Ibarguen
Attorney-in-Fact

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